                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.           )


    Filed by the Registrant [X]
    Filed by a Party other than the Registrant [  ]
    Check the appropriate box:
    [X] Preliminary Proxy Statement           [  ] Confidential, for Use of the
                                                   Commission Only (as
                                                   permitted by Rule
                                                   14a-6(e)(2))
    [  ] Definitive Proxy Statement
    [  ] Definitive Additional Materials
    [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                             Chase Industries Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

  (1)     Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
  (2)     Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
  (4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
  (5)   Total fee paid:

--------------------------------------------------------------------------------
         [  ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

--------------------------------------------------------------------------------
(2)     Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3)     Filing Party:

--------------------------------------------------------------------------------
(4)     Date Filed:

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
                            CHASE INDUSTRIES INC.

                                ------------

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                MAY 26, 1998
                                ------------

         The Annual Meeting of Stockholders of Chase Industries Inc. (the "Company"), will be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on Tuesday, May 26, 1998, at 12:00 noon, EDT, for the following purposes:

                 1. To elect seven (7) directors of the Company, each to serve until the 1999 Annual Meeting of Stockholders or until his successor is elected and qualified;

                 2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized capital stock and evidence a three-for-two stock split;

                 3. To consider and vote upon a proposed amendment to the Company's 1997 Non-Employee Director Stock Option Plan to permit non-employee directors to defer board and committee meeting fees and receive stock options in lieu thereof;

                 4. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants for the Company for the year ending December 31, 1998; and

                 5. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         A copy of the Proxy Statement in which the foregoing matters are described in more detail accompanies this Notice of Annual Meeting of Stockholders.

         The transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 31, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of these stockholders will be available for examination at the Company's offices located at 300 Park Avenue, New York, New York, 10001, during normal business hours for ten days before the meeting.

         Please sign, date and return your proxy in the enclosed return envelope as promptly as possible. You may revoke your proxy at any time before the shares to which it relates are voted at the meeting.



                                             By Order of the Board of Directors



                                             MICHAEL T. SEGRAVES
                                             Secretary

April 24, 1998

                                ------------

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                ------------

                            CHASE INDUSTRIES INC.
                           14212 COUNTY ROAD M-50
                           MONTPELIER, OHIO 43543

                                -------------

                               PROXY STATEMENT

                                -------------

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 26, 1998

                                -------------

                   SOLICITATION AND REVOCATION OF PROXIES

         The accompanying Proxy is solicited by the Board of Directors of Chase Industries Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York on May 26, 1998, at 12:00 noon, EDT, or any adjournment thereof (the "Annual Meeting"). The approximate date on which this Proxy Statement and accompanying Proxy are first being sent to stockholders is April 27, 1998.

         The common stock of the Company, par value $.01 per share ("Common Stock"), can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting. A stockholder executing and returning the Proxy may revoke it at any time before it is exercised by giving written notice of the revocation to the Secretary of the Company or by executing and delivering to the Company a later-dated Proxy. Attendance at the Annual Meeting will not be effective to revoke the Proxy unless written notice of revocation also has been delivered to the Secretary of the Company before the Proxy is exercised.

         The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 31, 1998 (the "Record Date").

                              QUORUM AND VOTING

         The only class of outstanding voting securities of the Company is Common Stock. As of the close of business on the Record Date, there were 6,037,966 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 4,100,079 shares of nonvoting common stock, par value $.01 per share ("Nonvoting Common Stock"), outstanding. Each share of Nonvoting Common Stock is convertible into one share of Common Stock at the option of the holder thereof to the extent the conversion does not result in such holder or its affiliates, directly or indirectly, owning or controlling a greater number of securities of any kind issued by the Company than such holder and its affiliates are permitted to own or control under the Small Business Investment Act of 1958, the Bank Holding Company Act of 1956, and the regulations promulgated thereunder.

         Holders of Common Stock of record at the close of business on the Record Date are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the Annual Meeting or any adjournment thereof. Shares of Common Stock issued upon the conversion of any Nonvoting Common Stock after the Record Date will not be entitled to be voted at the Annual Meeting or any adjournment thereof. The holders of shares of Common Stock do not have cumulative voting rights.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present (either in person or by proxy), the stockholders entitled to vote who are present in person or by proxy have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by an automated system administered by the Company's transfer agent and will determine whether or not a quorum is present. Abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

         The election of directors will be determined by plurality vote; the amendment to the Restated Certificate of Incorporation requires the approval of a majority of the outstanding shares of Common Stock; and the amendment to the 1997 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") and the ratification of the appointment of Coopers & Lybrand L.L.P. requires the approval of a majority of the outstanding shares of Common Stock that are present at the Annual Meeting in person or by proxy and entitled to vote thereon. Therefore, abstentions will have a neutral effect on the election of directors and will have the effect of votes against the proposals to amend the Restated Certificate of Incorporation, amend the Director Stock Option Plan and ratify the selection of independent accountants, whereas broker non-votes will have a neutral effect on the election of directors and the proposals to amend the Director Stock Option Plan and ratify the selection of independent accountants but will have the effect of votes against the proposal to amend the Restated Certificate of Incorporation.

         Shares represented by each Proxy that is properly executed and returned and upon which no contrary instructions are indicated about a specified matter will be voted as follows with respect to the specified matter:
FOR the election of the seven persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors; FOR the approval of the proposed amendment to the Restated Certificate of Incorporation; FOR the approval of the proposed amendment to the Director Stock Option Plan; FOR the ratification of the appointment of the independent accountants for the Company for 1998; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting.

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

         The Board of Directors currently consists of seven members. The Board of Directors has designated the following nominees for election as directors of the Company, with their terms to expire at the annual meeting of stockholders in 1999 or until their successors are elected and qualified:

                                Martin V. Alonzo
                              Raymond E. Cartledge
                              Charles E. Corpening
                               Donald J. Donahue
                                John R. Kennedy
                              Thomas F. McWilliams
                               William R. Toller

         Each nominee currently is a director of the Company. For information about each nominee, see "Directors and Executive Officers" below.

         Should any nominee named in this Proxy Statement for the office of director become unable or unwilling to accept nomination or election, the person acting under the Proxy will vote for the election, in his stead, of any other person whom the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

         The Board of Directors currently consists of one person who is an employee of the Company and six persons who are not employees of the Company (i.e., outside directors). Set forth below are the names, ages and positions of the Company's directors and executive officers as of the Record Date.

                            NAME                      AGE                      POSITION(S)
                            ----                      ---                      -----------
         Martin V. Alonzo  . . . . . . . . . . . .    66    Chairman of the Board, President, Chief Executive
                                                            Officer and Director
         Duane R. Grossett . . . . . . . . . . . .    63    President and Chief Operating Officer of CBCC*
         Parry Katsafanas  . . . . . . . . . . . .    51    President and Chief Operating Officer of Leavitt+
         Michael T. Segraves . . . . . . . . . . .    53    Chief  Financial  Officer,   Vice  President   and
                                                            Secretary
         Raymond E. Cartledge  . . . . . . . . . .    68    Director
         Charles E. Corpening  . . . . . . . . . .    32    Director
         Donald J. Donahue . . . . . . . . . . . .    73    Director
         John R. Kennedy . . . . . . . . . . . . .    67    Director
         Thomas F. McWilliams  . . . . . . . . . .    55    Director
         William R. Toller . . . . . . . . . . . .    67    Director

----------

         * Chase Brass & Copper Company, Inc. ("CBCC"), is a wholly-owned subsidiary of the Company through which the Company conducts its brass rod operations.

         + Leavitt Tube Company, Inc., ("Leavitt"), is a wholly-owned subsidiary of the Company through which the Company conducts its steel tube operations.

         The current term of office of each director will expire at the 1998 Annual Meeting. At each annual meeting of stockholders, successors to the directors will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

         Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

         The Company, Citicorp Venture Capital Ltd. ("CVC") and Mr. Alonzo are parties to a Voting Agreement (the "Voting Agreement") pursuant to which the Company has agreed to use its best efforts to cause up to two designees of CVC and one designee of Mr. Alonzo to be nominated for election as directors of the Company, and each of CVC and Mr. Alonzo have agreed to vote their respective shares of Common Stock in favor of such designees. Pursuant to the Voting Agreement, at any time the Board of Directors consists of five or more directors and CVC owns 20% or more of the outstanding Common Stock (after giving effect to the full conversion of all outstanding shares of Nonvoting Common Stock), CVC will be entitled to two such designees, and at any time the Board of Directors consists of fewer than five directors or CVC owns less than 20% of the outstanding Common Stock (after giving effect to the full conversion of all outstanding shares of Nonvoting Common Stock), CVC will be entitled to one such designee. CVC has designated Charles E. Corpening and Thomas F. McWilliams as its director nominees and Mr. Alonzo has designated himself as a director nominee pursuant to the Voting Agreement.

         The Company's existing bank credit facility also requires Mr. Alonzo to continue to serve on the Board of Directors of the Company as long as he is physically able to do so.

         There are no family relationships among the directors or executive officers and, except as to the designation of Messrs. Corpening, McWilliams and Alonzo as director nominees pursuant to the Voting Agreement, there were no arrangements or understandings between any such person and any other person pursuant to which his selection as a director or an officer was made.

         Set forth below is certain biographical information regarding the executive officers and directors of the Company.

         Martin V. Alonzo. Mr. Alonzo has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company began operations in August 1990. Mr. Alonzo also served as President of Leavitt from August 1996 until the appointment of Mr. Lansford in March 1997. From 1987 until 1990, Mr. Alonzo pursued entrepreneurial opportunities, which included advising the Maxxam Group in connection with its acquisition of Kaiser Aluminum and, in conjunction with CVC, analyzing prospective acquisitions, primarily of metals-related companies. From 1967 until 1987, Mr. Alonzo was employed by AMAX, Inc., a large mining and integrated aluminum company, in various capacities, including senior vice president and president -- industrial minerals division, executive vice president and president -- specialty and light metals operations and, from 1984 until July 1987, executive vice president and chief financial officer. Mr. Alonzo also served as a director of Alumax Inc., an integrated aluminum company, from 1974 to 1987.

         Duane R. Grossett. Mr. Grossett has served as President and Chief Operating Officer of CBCC since October 1996. Prior to such time, Mr. Grossett had served as a director of the Company since August 1990, a position from which he resigned after accepting the positions with CBCC in 1996. From April 1994 to April 1995, Mr. Grossett also was engaged by the Company as an independent consultant and, in such capacity, performed the functions of President and Chief Operating Officer of CBCC from April 1994 until February 1995. From 1989 until 1993, Mr. Grossett served as president and chief executive officer of Easco Corp., a manufacturer of extruded aluminum products. From 1980 until 1986, Mr. Grossett served as president of Extruded Metals Inc. and, from 1986 until 1989, as executive vice president and chief operating officer of Mueller Brass Co., Inc. (predecessor to Mueller Industries, Inc.), each a competitor of the Company.

         Parry Katsafanas. Mr. Katsafanas has served as President and Chief Operating Officer of Leavitt since December 1997. Prior to such time, Mr. Katsafanas had served as Vice President-Sales and Marketing of Leavitt since Leavitt acquired the steel tubing operations from UNR Industries, Inc., in August 1996. Prior to joining Leavitt, Mr. Katsafanas had been employed by the steel tubing division of UNR Industries, Inc., since 1974, serving in various sales capacity, including as regional sales manager from 1981 until July 1993 and as Vice President-Sales and Marketing from July 1993 until August 1996.

         Michael T. Segraves. Mr. Segraves has served as Vice President and Secretary of the Company since September 1996, and as Chief Financial Officer since February 1997. Prior to joining the Company, Mr. Segraves was employed from 1992 to 1996 as vice president of administration and chief financial officer of AMP Circuits, a wholly-owned subsidiary of AMP Incorporated, a manufacturer in the electronics industry. From 1990 through 1992, Mr. Segraves was chief financial officer of Browning Ferris Industries' European subsidiary, headquartered in Utrecht, The Netherlands. Prior to these positions, Mr. Segraves was employed at Ford Motor Company and Tenneco, Inc., in various financial management positions.

         Raymond E. Cartledge. Mr. Cartledge was elected as a director of the Company in May 1995. Mr. Cartledge served as chairman of the board and chief executive officer of Union Camp Corporation, a paper and packaging company, from 1986 until 1994, and as chairman of the board of Savannah Foods & Industries, Inc., until his retirement in 1997. Mr. Cartledge also serves as a director of Union Camp Corporation, UCAR International Inc., Delta Air Lines, Sun Company, Inc. and Blount Inc.

         Charles E. Corpening. Mr. Corpening was elected as a director of the Company in May 1995. Mr. Corpening has been a vice president of CVC, which beneficially owns approximately 48.3% of the outstanding Common Stock (see "Security Ownership of Certain Beneficial Owners and Management" below), since 1994. Prior to joining CVC, Mr. Corpening was a vice president of Roundtree Capital Corp., a private investment firm based in Stamford, Connecticut from 1990 until 1994. Mr. Corpening was employed in the merchant banking division of the Rockefeller Group from 1988 until 1990 and worked in the mergers and acquisitions group of PaineWebber, Inc., from January 1987 until December 1988. Mr. Corpening received a masters of business administration from Columbia University Business School in 1993. Mr. Corpening also serves as a director of Davco Restaurants Inc. and Kemet Corporation.

         Donald J. Donahue. Mr. Donahue was elected as a director of the Company in November 1994. From 1987 until February 1996, Mr. Donahue served as chairman of the board of directors of Magma Copper Company, a fully-integrated producer of electrolytic copper and related products. Mr. Donahue was chairman of the board and chief executive officer of KMI Continental, Inc. ("KMI"), a natural resource conglomerate, from 1984 to 1985, and vice chairman and chief operating officer of KMI's predecessor firm from 1975 to 1984. From September 1990 until August 1993, Mr. Donahue also served as chairman of NAC Holding Corporation, a holding company for the North American Company For Life And Health Insurance (NACOLAH). Mr. Donahue also serves as vice chairman of Pioneer Companies, Inc.

         John R. Kennedy. Mr. Kennedy was elected as a director of the Company in November 1994. From 1975 until his retirement in 1996, Mr. Kennedy served as president and chief executive officer of Federal Paper Board Company, Inc. Mr. Kennedy also serves as a director of De Vlieg-Bullard, Inc., International Paper Company, Holnam Inc. and Spartech Corporation.

         Thomas F. McWilliams. Mr. McWilliams has served as a director of the Company since August 1990, and served as Vice President of the Company from July 1993 until September 1994. Since 1983, Mr. McWilliams has been affiliated with CVC and has served as vice president and a managing director of CVC as well as a member of CVC's investment committee. Mr. McWilliams also serves as a director of MMI Products, Polar Corporation, Hydro Chem Industrial Services, Ergo Science Corporation, Pen-Tab Industries and Airxcel Inc.

         William R. Toller. Mr. Toller was elected as a director of the Company in October 1996. From October 1990 until July 1996, Mr. Toller served as chairman and chief executive officer of Witco Corporation, a specialty chemical company. Mr. Toller currently serves as a director of Commodore Separation Technologies, Inc., FusePlus, Inc., and The United States Chamber of Commerce. Mr. Toller also is a member of the Board of Trustees of the International Center for the Disabled in New York City and the National Advisory Board of the First Commercial Bank in Little Rock, Arkansas.

MEETINGS AND COMMITTEES OF DIRECTORS

         The Board of Directors of the Company has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

         The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent accountants, reviews and approves the scope of the annual audit and discusses internal accounting procedures and financial controls with the Company's management and auditors. The Audit Committee also reviews compliance by Company management and employees with Company policies and may initiate and supervise any special investigations it deems necessary. The members of the Audit Committee are Messrs. Donahue (Chairman), Kennedy and McWilliams, all of whom are independent outside directors. The Audit Committee held one meeting in 1997.

         The Compensation Committee is responsible for setting annual base and cash bonus compensation levels of executive officers and for establishing and administering the Company's compensation policies and practices, administering the Company's stock option plans, and supervising the administration of the Company's other employee benefit plans. The members of the Compensation Committee are Messrs. Kennedy (Chairman), Donahue and McWilliams. The Compensation Committee held two meetings in 1997.

         During 1997, the Board of Directors of the Company held four meetings. Each of the directors (other than Mr. Kennedy) attended at least 75% of the aggregate of all meetings held by the Board of

Directors and (if applicable) all meetings of committees of the Board of Directors on which such director served during 1997. Mr. Kennedy attended all such meetings other than the Board and Audit Committee meetings held in March 1997.


                            MANAGEMENT COMPENSATION

BOARD COMPENSATION

         Cash Compensation. Each member of the Board of Directors who is not an employee or officer of the Company or any subsidiary of the Company ("Non-Employee Director") receives an annual retainer of $15,000 for service as a director, plus $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors attended, and reimbursement of all ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any committee of the Board of Directors. Employees of the Company who also serve as members of the Board of Directors do not receive any additional compensation for service as a director, but are reimbursed for expenses.

         Stock Option Awards. Each Non-Employee Director is granted, on the date such person is elected or appointed as a director, stock options to purchase 5,000 shares of Common Stock at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange for the five trading days immediately preceding the date of grant (the "Average Fair Market Value"). All stock options granted to Non-Employee Directors vest in equal proportions on each of the first five anniversaries of the date of grant, provided that the person has been a director of the Company continuously through that date. Non-Employee Directors reelected to successive terms do not receive additional grants of stock options upon any such reelection. Prior to May 14, 1997, these grants of stock options were made pursuant to the Company's 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). As of May 14, 1997, all such awards are to be made pursuant to the Company's 1997 Non-Employee Director Stock Option Plan (previously defined as the "Director Stock Option Plan").

         Also, pursuant to the Director Stock Option Plan, each Non-Employee Director may elect to defer all or a portion (in 25% increments) of such director's annual cash retainer for a calendar year and receive, in lieu thereof, stock options equal to the value of the deferred retainer. Stock options granted in lieu of a director's deferred retainer will be granted as of the last day of each calendar quarter (the date on which quarterly payments of the annual cash retainer are paid, in arrears) in the year to which the election relates. The number of stock options granted each quarter is determined by dividing 25% of the annual retainer amount deferred by 50% of the Average Fair Market Value (as defined above) for the last five trading days of that calendar quarter, and also will have an exercise price equal to 50% of that Average Fair Market Value. Each stock option granted to Non-Employee Directors in lieu of their annual retainer vests fully immediately upon grant. If a Non-Employee Director is elected or appointed during a calendar year and elects to receive stock options under the Director Stock Option Plan in lieu of such director's pro rated annual cash retainer for the remainder of such calendar year, the numerator of the formula will be adjusted to reflect the portion of the deferred annual cash retainer attributable to each remaining calendar quarter (or portion thereof) in the year to which any such initial election relates.

         Because the Director Stock Option Plan was approved at the 1997 annual stockholders meeting, Non-Employee Directors were permitted to elect to receive stock options in lieu of the remaining balance of their 1997 annual cash retainer. Each of Messrs Corpening, Kennedy and McWilliams elected to defer 100% of their annual cash retainer for 1997 and 1998, and each of Messrs. Cartledge, Donahue and Toller elected to defer 50% of their annual cash retainer for 1997 and 1998. Stock options granted under the Director Stock Option Plan as a result of the annual retainer deferrals for 1997 are described under "Proposal 3. Amendment to 1997 Non-Employee Director Stock Option Plan."

         The Director Stock Option Plan provides that, upon a "change in control" of the Company, (1) all outstanding stock options will become immediately and fully vested and exercisable in full and (2) each holder of a stock option will be granted a corresponding stock appreciation right. For the definition of "change in control" as used in the Director Stock Option Plan, see "Proposal 3. Amendment to 1997 Non-

Employee Director Stock Option Plan -- Description of Director Stock Option Plan -- Change in Control Provisions."

         The Board of Directors is soliciting stockholder approval to amend the Director Stock Option Plan to permit Non-Employee Directors to defer, in addition to the annual cash retainer, the cash fees paid for board and committee meeting attendance and receive stock options in lieu thereof. See "Proposal 3. Amendment to 1997 Non-Employee Director Stock Option Plan" below.

COMPENSATION OF EXECUTIVE OFFICERS

         The compensation paid by the Company to its executive officers is administered by the Compensation Committee of the Board of Directors and generally consists of base salaries, annual cash incentives, equity incentives in the form of stock options, contributions to Company-sponsored 401(k) plans and miscellaneous perquisites.

         The following table sets forth the total compensation awarded to, earned by or paid by the Company to its Chief Executive Officer and to each of the other four executive officers of the Company whose total cash compensation exceeded $100,000 for services rendered during 1997.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION(1)
                                                 -------------------------------------
                                                                                          SECURITIES
                                                                          OTHER ANNUAL    UNDERLYING        ALL OTHER
                                                                          COMPENSATION     OPTIONS/       COMPENSATION
    NAME AND PRINCIPAL POSITION            YEAR  SALARY($)    BONUS($)       ($)(2)         SARS(#)          ($)(3)
 ---------------------------------        -----  ---------   ---------    ------------    ------------   -------------
 Martin V. Alonzo  . . . . . . . . . . .   1997     300,000          (4)           0         37,176(4)         45,524
   Chairman of the Board,                  1996     300,000     450,000            0              0            44,460
   President and Chief Executive Officer   1995     300,000     375,000            0              0            22,506

 Duane R. Grossett*  . . . . . . . . . .   1997     190,000     140,000            0              0            19,071
   President and                           1996      31,826      20,000            0         50,000(5)          4,060
   Chief Operating Officer of CBCC

 Parry Katsafanas**  . . . . . . . . . .   1997     155,000      36,503            0              0            12,304
   President and Chief Operating           1996      50,000      13,050            0         12,000(5)          5,116
   Officer of Leavitt

 Michael T. Segraves . . . . . . . . . .   1997     153,750      80,000            0              0            14,315
   Chief Financial Officer                 1996      57,313      15,000            0         20,000(5)          1,142

 Lawrence R. Lansford+ . . . . . . . . .   1997     158,333           0       14,776         30,000(5)(6)      45,037
   Former President and Chief
   Operating Officer of Leavitt


-----------------------------

* Mr. Grossett accepted the position as President and Chief Operating Officer of CBCC effective October 28, 1996. Prior to such date, Mr. Grossett served only as a Non-Employee Director, and compensation reported for 1996 reflects compensation for the period from October 28 through December 31.

** Mr. Katsafanas was first employed by Leavitt on August 30, 1996, and compensation reported for 1996 reflects compensation for the period from August 30 through December 31.

+ Mr. Lansford joined Leavitt on March 3, 1997, and resigned from Leavitt effective as of December 5, 1997. Mr. Lansford was succeeded by Parry Katsafanas, who at the time was serving as Vice President - Sales and Marketing of Leavitt. After such date, Mr. Lansford was not employed by Leavitt or any other affiliate of the Company.

(1) No restricted stock awards were granted to any named executive officer during the period reported.

(2) While the named executives may have received certain perquisites in 1997, such perquisites did not exceed the lesser of $50,000 or 10% of such executive's salary and bonus. The amount reported for Mr. Lansford represents reimbursement for taxes incurred as a result of the payments referred to in note 3(v) below.

(3)      The amounts disclosed in this column for 1997 include:

                 (i) premiums and imputed income paid by the Company with respect to term life insurance for the benefit of Messrs. Alonzo, Grossett, Katsafanas, Segraves and Lansford in the amounts of $16,524, $6,321, $576, $2,850 and $384, respectively;

                 (ii) contributions by the Company to the Company's 401(k) Profit Sharing Plan in the amount of $8,000 for the benefit of each of Messrs. Alonzo, Grossett, Katsafanas and Segraves;

                 (iii) contributions by the Company to the Company's 401(k) Savings and Investment Plan for the benefit of Messrs. Alonzo, Grossett, Katsafanas and Segraves in the amounts of $4,750, $4,750, $3,325 and $3,464, respectively;

                 (iv) contributions by the Company to the Company's Benefit Restoration Plan in the amount of $16,250 for the benefit of Mr. Alonzo; and

                 (v) additional amounts of $44,653 paid to Mr. Lansford as reimbursement for expenses incurred by Mr. Lansford in relocating his principal residence to Chicago.

(4) Mr. Alonzo was awarded a $450,000 cash bonus in 1998 for his services during 1997. Pursuant to the Company's 1997 Executive Deferred Compensation Stock Option Plan, Mr. Alonzo elected to defer 100% of such cash bonus and received, in lieu thereof, options to purchase an aggregate of 37,176 shares of Common Stock. See "Option/SAR Grants in Last Fiscal Year" table and Note 1 thereto.

(5) Options were awarded pursuant to the 1994 Incentive Plan, vest in 20% increments on each anniversary of the date of grant, and have an exercise price equal to the closing price of the Common Stock as reported in the New York Stock Exchange composite transactions listing on the date of grant.

(6)      Options were forfeited upon Mr. Lansford's resignation December 5,
         1997.

         The following table sets forth options granted during 1997 to the executive officers named in the Summary Compensation Table ("Named Executive Officers"). No stock appreciation rights were granted during 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     % OF TOTAL                        MARKET                       GRANT
                                    OPTIONS/SARS      EXERCISE        PRICE ON                      DATE
                                     GRANTED TO        OR BASE          DATE                       PRESENT
                  OPTIONS/SARS      EMPLOYEES IN        PRICE         OF GRANT      EXPIRATION      VALUE
    NAME           GRANTED(#)      FISCAL YEAR(3)     ($/SHARE)     ($/SHARE)(3)       DATE        ($)(4)
    ----           ----------      --------------     ---------     ------------    -----------    ------
Mr. Alonzo         10,949(1)             9.0            10.28          26.94         02/10/08     214,270
                    9,595(1)             7.9            11.73          26.94         02/10/08     178,555
                    7,605(1)             6.3            14.79          26.94         02/10/08     127,845
                    9,027(1)             7.5            12.46          26.94         02/10/08     164,179

Mr. Lansford       30,000(2)            24.8            23.75          23.75         03/03/07     397,287


----------------------
(1) Options were granted pursuant to the Company's 1997 Executive Deferred Compensation Stock Option Plan (the "Executive Stock Option Plan"). Under the Executive Stock Option Plan, each eligible employee may elect to defer all or a portion (in 25% increments) of such employee's annual cash bonus for such calendar year (which bonus will be determined after that calendar year end) and receive, in lieu thereof, stock options equal to the value of the deferred cash bonus. Stock options granted in lieu of an employee's foregone cash bonus are granted as of the date the annual cash bonus for the year to which an election relates is determined. The stock options related to each annual bonus amount deferred are granted in four series, with the number of stock options granted with respect to each series determined by dividing 25% of the cash bonus amount deferred by 50% of the average closing price of the Common Stock on the New York Stock Exchange for the last five trading days of each calendar quarter (in each case, the "Average Quarter-End Price") in the calendar year to which the bonus relates, with the stock options calculated for each calendar quarter representing one series. Stock options granted in each series have an exercise price equal to 50% of the Average Quarter-End Price for the calendar quarter to which such series relates. Each stock option granted to eligible employee in lieu of their annual cash bonus will vest fully immediately upon grant. In 1997 Mr. Alonzo elected to defer 100% of his cash bonus for 1997. Mr. Alonzo's cash bonus for 1997 of $450,000 was determined on February 10, 1998, and, therefore, the stock options were granted on February 10, 1998, and relate to Mr. Alonzo's cash bonus for 1997.

(2) Options were granted on March 3, 1997, under the 1994 Incentive Plan, and were subject to vesting requirements which provided that 20% of the options would vest on each of the first five anniversaries of the date of grant. All of these options were forfeited upon Mr. Lansford's resignation on December 5, 1997.

(3) Calculated giving effect to Mr. Alonzo's reported stock option grants for fiscal year 1997.

(4) The grant date market price reported represents the closing market price of the Common Stock on February 10, 1998, the actual date of grant. The Average Quarter-End Prices for the 1997 calendar quarters to which the options reported for Mr. Alonzo relate were 200% of the reported exercise price for each. See Note 1 above.

(5) The grant date present value was determined by using a modified Black-Scholes pricing model with the following assumptions and adjustments: (i) stock price volatility of 34.05% for Mr. Alonzo's options and 37.73% for Mr. Lansford's options, calculated using monthly stock prices of comparator companies (Brush Wellman Inc., Quanex Corporation, Synalloy Corporation and Imco Recycling Inc.) for the period of years during and prior to the grant date equal to the expected term of the option as specified in clause (iv) below; (ii) risk-free rates of return of 5.5% for Mr. Alonzo and 6.6% for Mr. Lansford, representing the interest rates on 5.5 year and 10 year U.S. Treasury securities on the date of grant; (iii) no dividends paid on the Company's Common Stock consistent with current Company practice; and (iv) an assumed exercise date of 5.5 years from date of grant for Mr. Alonzo and 8 years for Mr. Lansford.

         The Company's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known as of the date of this Proxy Statement. The ultimate value of the options, if any, will depend on the future value of the Company's Common Stock, which cannot be forecast with reasonable accuracy, and the optionees' investment decisions.

         The following table sets forth information with respect to all unexercised options to purchase the Company's Common Stock granted to the Named Executive Officers through the end of fiscal year 1997. No options were exercised by such persons during 1997. No stock appreciation rights have been granted.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                      AND 1997 YEAR-END OPTION/SAR VALUES

                                                                            NUMBER OF            VALUE OF UNEXERCISED
                                                                           UNEXERCISED               IN-THE-MONEY
                                             SHARES                       OPTIONS/SARS               OPTIONS/SARS
                                            ACQUIRED        VALUE         AT FY-END(#)               AT FY-END($)
                                          ON EXERCISE(#) REALIZED($)  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(6)
                                          -------------- -----------  -------------------------  ----------------------------
                  Mr. Alonzo(1) . . . .         0            N/A          150,000/100,000         2,325,000/1,550,000
                  Mr. Grossett(2) . . .         0            N/A           10,000/40,000             66,250/265,000
                  Mr. Katsafanas(3) . .         0            N/A            2,400/9,600              20,400/81,600
                  Mr. Segraves(4) . . .         0            N/A           4,000/16,000              32,500/130,000
                  Mr. Lansford(5) . . .         0            N/A                0/0                       0/0
-------------------------------

(1) Options were granted on November 10, 1994, and have a per share exercise price of $10.00. See also "Option/SAR Grants in Last Fiscal Year" table and Note 1 thereto.

(2) Options were granted on October 28, 1996, and have a per share exercise price of $18.875.

(3) Options were granted on September 3, 1996, and have a per share exercise price of $17.00.

(4) Options were granted on September 23, 1996, and have a per share exercise price of $17.375.

(5) Options were granted on March 3, 1997, and had a per share exercise price of $23.75; all options were cancelled upon Mr. Lansford's resignation on December 5, 1997.

(6) Based on the closing price ($25.50) of the Company's Common Stock on December 31, 1997, as reported in the New York Stock Exchange composite transactions listing.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

   Employment Agreements

         Martin V. Alonzo. The Company and Mr. Alonzo are parties to an employment agreement which is effective through December 31, 1999, and automatically will be extended on a year-to-year basis unless terminated by the Company or Mr. Alonzo on 30 days' notice before the start of the following year. The employment agreement provides for a current annual salary of $300,000, subject to future annual increases at the discretion of the Board of Directors. Mr. Alonzo also is entitled to annual cash incentives at the discretion of the Board of Directors.

         Under the employment agreement, if Mr. Alonzo's employment is terminated in certain circumstances, including a termination by the Company in violation of the agreement or a termination by Mr. Alonzo for good reason (as defined in the employment agreement), the Company will be required to pay Mr. Alonzo a severance payment in an amount equal to one and one-half times the sum of Mr. Alonzo's then current base salary and the average of Mr. Alonzo's bonus for the three previous years. If Mr. Alonzo's employment is terminated by the Company in violation of the agreement or by Mr. Alonzo for good reason following a "change in control" of the Company, Mr. Alonzo also will be entitled (in addition to any other severance payments he may be owed) to receive a lump sum payment of cash in an amount equal to 2.99 times Mr. Alonzo's annualized includable compensation (determined within the meaning of the Internal Revenue Code of 1986, as amended (the "Code")) and to continue participation for four years in all employee benefit plans in which he was entitled to participate immediately before termination of his employment or in substantially similar plans. A "change in control" of the Company has the same meaning in Mr. Alonzo's employment agreement as discussed below under "Stock Option Plans." The Company also has agreed to reimburse Mr. Alonzo for reasonable legal fees and costs that Mr. Alonzo incurs in connection with the resolution in Mr. Alonzo's favor of any dispute or controversy under his employment agreement.

         Lawrence R. Lansford. Leavitt entered into an employment agreement with Lawrence R. Lansford upon his employment as Leavitt's President and Chief Operating Officer in March 1997. Mr. Lansford's employment agreement provided for an annual salary of $200,000, plus annual cash incentives at the discretion of the board of directors of Leavitt and the compensation committee of the Company. Mr. Lansford resigned from Leavitt in December 1997.

         Duane R. Grossett. CBCC entered into an employment agreement with Duane R. Grossett upon his employment as CBCC's President and Chief Operating Officer in October 1996. Mr. Grossett's employment agreement is effective through January 4, 2000, and provides for an annual salary of $190,000, plus annual cash incentives at the discretion of the board of directors of CBCC and the compensation committee of the Company.

         If Mr. Grossett's employment is terminated by CBCC without cause (as defined in Mr. Grossett's employment agreement) or by Mr. Grossett for good reason (as defined in Mr. Grossett's employment agreement), CBCC will be required to pay to Mr. Grossett a severance payment in an amount equal to Mr. Grossett's then-current base salary and maintain for one year health insurance for the benefit of Mr. Grossett and his family to the extent in effect prior to termination. If Mr. Grossett's employment is terminated by CBCC in violation of the agreement or by Mr. Grossett for good reason following a "change in control" of the Company (as discussed below under "1994 Incentive Plan") or at any time after the Company ceases to own a majority of the voting stock of CBCC, Mr. Grossett also will be entitled (in addition to any other severance payments he may be owed) to receive a lump sum payment in cash in an amount equal to Mr. Grossett's prior year's bonus. CBCC also has agreed to reimburse Mr. Grossett for reasonable legal fees and costs that Mr. Grossett incurs in connection with the resolution in Mr. Grossett's favor of any dispute or controversy under his employment agreement.

   Stock Option Plans

         The Company's 1994 Long-Term Incentive Plan (previously defined herein as the "1994 Incentive Plan") provides for the granting of incentive awards to the Company's officers and employees in the form of stock options, stock appreciation rights and restricted stock. Pursuant to the 1994 Incentive Plan, upon a "change in control" of the Company, (1) each holder of a stock option will be granted a corresponding stock appreciation right, (2) all outstanding stock appreciation rights and stock options will become immediately and fully vested and exercisable in full, and (3) the restriction period on any restricted stock award will be accelerated and the restrictions will expire.

         The Executive Stock Option Plan permits eligible employees to defer all or a portion of their annual cash bonus and receive, in lieu thereof, immediately exercisable stock options with a value calculated based on the value of the bonus amount deferred. See "Option/SAR Grants in Last Fiscal Year" table and Note 1 thereto. The Executive Stock Option Plan provides that, upon a "change in control" of the Company, each holder of a stock option will be granted a corresponding stock appreciation right.

         In general, under each of the 1994 Incentive Plan and the Executive Stock Option Plan a "change in control" of the Company occurs in any of four situations: (1) a person other than (a) the Company, certain companies affiliated with the Company, benefit plans of the Company or of certain companies affiliated with the Company or of a company with the same ownership as the Company, (b) CVC or (c) certain affiliates of CVC, acquires 50% or more of the voting power of the Company's outstanding voting securities; (2) a person described in clause (1) announces a tender offer for 50% or more of the Company's outstanding voting securities and the Board of Directors approves or does not oppose the tender offer, provided an event described in clause (1),
(3) or (4) occurs within one year of such tender offer; (3) the Company merges or consolidates with another corporation or partnership, or the Company's stockholders approve such a merger or consolidation, other than mergers or consolidations in which the Company's voting securities are converted into securities having the majority of voting power in the surviving company; or (4) the Company liquidates or sells all or substantially all its assets, or the Company's stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company.

INDEMNITY AGREEMENTS

         The Company has entered into indemnity agreements with each of its directors and executive officers. Those agreements require the Company, to the extent permitted under applicable law, to indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. Each indemnification agreement also provides that, upon a potential change in control of the Company and if the indemnified director or officer so requests, the Company will create a trust for the benefit of the indemnified director or officer in an amount sufficient to satisfy payment of any liabilities and suits against which the Company has indemnified the director or officer. The Company expects to enter into similar agreements with persons selected to be directors and executive officers in the future.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Kennedy, Donahue and McWilliams served as members of the Compensation Committee of the Company during 1997. None of such persons are officers or employees, or, except for Mr. McWilliams who served as a Vice President of the Company from July 1993 until September 1994, former officers or employees of the Company. During the period that Mr. McWilliams served as an officer of the Company, he did not receive any compensation from the Company for his service as an officer.

         None of the executive officers of the Company served as a member of the Compensation Committee or Board of Directors of any other company during 1997.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

STRATEGY AND OBJECTIVES

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised entirely of Non-Employee Directors. The Compensation Committee determines any annual increase in the base salary of the Chief Executive Officer, the annual bonus to be paid to the Chief Executive Officer, and, based on recommendations of the Chief Executive Officer, the compensation to be provided to the other executive officers. The Compensation Committee also administers the 1994 Incentive Plan pursuant to which equity incentives are provided to employees at the discretion of the Compensation Committee.

         In determining compensation levels and developing compensation programs for the Company's executive officers, the Compensation Committee analyzes the relationship between base salary, annual cash incentives, equity incentives and benefits. The underlying objectives of the Company's compensation strategy include the following:

         o Attract and retain superior executive talent, and motivate those executives to achieve optimum short-term and long-term corporate operating results.

         o Align the interests of executive officers with the creation of shareholder value and ensure long-term growth orientation through equity-based plans.

         o Provide a compensation package that recognizes individual contributions as well as overall business results.

COMPONENTS OF COMPENSATION

         The key elements of the Company's executive compensation program are base salary, annual cash bonuses and equity incentive compensation. These elements are addressed separately.

         The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, the Compensation Committee considers all elements of an executive's total compensation package, recommendations of the Chief Executive Officer (as discussed below) and other objective and subjective criteria the Compensation Committee deems appropriate with respect to each executive officer.

         Base Salaries. The base salary of each of the executive officers, other than the Chief Executive Officer (the "CEO"), is reviewed annually, with adjustments made based primarily on the recommendations of the CEO. In reviewing base salaries the CEO considers various factors, including the performance of the individual with respect to specific objectives and increases in responsibilities. The specific objectives for each individual are established by each individual after consultation with the CEO, and vary for each executive position and for each year. In addition, in the first quarter of each year, the Board of Directors approves the Company's business plan developed by management for the current year. The business plan establishes objectives for the current year with respect to areas such as marketing, operations, capital expenditures and financial performance. In reviewing annual base salaries, the CEO and the Compensation Committee also consider each individual's responsibilities related to achieving the objectives in the business plan and, in an effort to provide competitive compensation, salaries of similarly situated employees in comparator companies as discussed below under "Compensation Review."

         The financial performance of the Company, primarily operating income, EBITDA (earnings before interest, taxes, depreciation and amortization) and net income, also is considered in determining annual adjustments to base salaries, but more emphasis is placed on divisional financial performance in determining annual cash bonuses rather than base salaries. When the CEO completes his reviews, he makes a recommendation to the Compensation Committee for its review and approval.

         Annual Cash Bonuses. Annual cash bonuses to executive officers, other than the CEO, are determined by the Compensation Committee based upon the recommendations of the CEO. The CEO in developing his bonus recommendations for the other executive officers, as well as the Compensation Committee in evaluating the CEO's recommendations, considers primarily the financial performance of the Company as described above, the performance of the division at which an executive officer is employed and whether such division attained or exceeded the objectives set forth in the Company's annual business plan, and the performance of the Company and the executive's division in relation to industry conditions and performance of comparable companies. The CEO and the Compensation Committee also consider individual performance which contributed to the Company's financial performance or otherwise assisted the Company's efforts to achieve the objectives set forth in its business plan. Failure of the Company or an executive's division to attain or exceed the objectives in the business plan does not, however, necessarily prevent any cash bonus from being paid, although it may affect the size of cash bonuses paid.

         No specific weighting was assigned to any of the factors considered in determining annual adjustments to base salaries and cash bonuses for officers of CBCC.

         For Parry Katsafanas, appointed as President of Leavitt in December 1997, his 1997 cash bonus was discretionary, but was based on a formula incentive plan applicable to Mr. Katsafanas for 1997 in his position (as Vice President - Sales and Marketing) prior to his appointment as President of Leavitt. Under the formula plan, 1997 target bonus amounts for certain management personnel, including Mr. Katsafanas, were set as a percentage of base salary. Mr. Katsafanas' 1997 bonus amount paid was then calculated based on the percentage of attainment of a pre-established objective for Leavitt's 1997 operating profit.

         Certain executive officers may elect to defer all or a portion of their annual cash bonus and receive, in lieu thereof, stock options under the Companies 1997 Executive Deferred Compensation Stock Option Plan as described below under "Equity Compensation."

         Equity Incentive Compensation. The Compensation Committee endorses the view that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value.

         1994 Long-Term Incentive Plan. Through the 1994 Incentive Plan, the Company has utilized stock options (and has the ability to utilize stock appreciation rights and restricted stock) as components of executive compensation to ensure external competitiveness of the total executive compensation package, motivate executives to improve long-term stock performance, encourage equity ownership of the Company by executive officers and align executive interests with the enhancement of stockholder value.

         In granting stock options or other stock-based compensation under the 1994 Incentive Plan, the Compensation Committee considers the total number of shares available for future grants under the 1994 Incentive Plan, prior grants outstanding and estimated requirements for future grants. Individual awards, with the exception of grants to the CEO, generally are proposed to the Compensation Committee by the CEO. The Compensation Committee then discusses with the CEO his proposals and recommendations and determines individual awards, taking into consideration the CEO's recommendations, each participant's position and scope of responsibilities, the strategic and operational goals of the Company, the expected future performance of each participant to achieve these goals and unvested options, if any, held by each participant. Awards granted to the CEO are determined separately by the Compensation Committee based on the same criteria as grants to other employees, as well as the Committee's perception of the CEO's expected future contributions to the Company's achievement of its long-term performance goals. In granting awards under the 1994 Incentive Plan, the Compensation Committee also considers the value of long-term compensation provided by stock options held by each executive officer as compared to the Company's relative return to stockholders and to the same factors of comparable companies. The Compensation Committee historically has elected to grant more options in one lump sum, rather than grant a smaller number on an annual basis, to create an immediately meaningful incentive to enhance stockholder value in the Company at the time of grant.

         The exercise price for awards granted under the 1994 Incentive Plan, the term of such awards, the vesting of such awards and the other terms and conditions of such awards are determined by the Committee, in its discretion. All stock options previously granted to executive officers under the 1994 Incentive Plan have an exercise price equal to the market price on the date of grant and vest in 20% increments over five years from the date of grant. Stock options granted under the 1994 Incentive Plan must expire not more than ten years from their date of grant.

         1997 Executive Deferred Compensation Stock Options Plan. In April 1997 the stockholders of the Company adopted the 1997 Executive Deferred Compensation Stock Option Plan (previously defined as the "Executive Stock Option Plan"), which provides for the granting of stock options to eligible executive employees of the Company and its subsidiaries, at the employee's election, in lieu of all or a portion of such employee's annual cash bonus.

         Under the Executive Stock Option Plan, grants of stock options are made only to those executive officers and key management personnel of the Company and its subsidiaries as the Compensation Committee from time to time may designate. The Compensation Committee designated Martin V. Alonzo (Chairman of the Board, President and Chief Executive Officer of the Company), Duane R. Grossett (former President and Chief Operating Officer of CBCC) and Lawrence R. Lansford (President and Chief Operating Officer of Leavitt) as eligible to participate in the Executive Stock Option Plan for 1997, and have designated Messrs. Alonzo, Grossett and Katsafanas as eligible to participate in the Executive Stock Option Plan for 1998. See Note 1 to "Stock Option Grants in Last Fiscal Year" table.

         Compensation Review. The Compensation Committee engaged William M. Mercer, Incorporated ("Mercer"), an executive compensation consultant, to review the Company's 1997 compensation program for the Company's CEO, Martin V. Alonzo, and the officers of CBCC and Leavitt. Mercer compared the Company's compensation program for these officers with a broad group of companies deemed comparable for compensation purposes, which included companies in addition to companies in the peer group used in the Performance Graph below (selected on the basis of their operations in the metals manufacturing industry). The 1997 annual revenues of the Company are between the twenty-fifth percentile and the median of revenues of the companies surveyed, with the Company's 1997 shareholder return falling between the median and seventy-fifth percentile and three year shareholder return exceeding that for the comparator companies. Based on the results of its survey, Mercer provided to the Compensation

Committee a comprehensive analysis of the components of and total remuneration levels for Mr. Alonzo and the officers of CBCC and Leavitt as compared to the companies surveyed.

         The data provided by the Mercer study supports the 1997 bonuses paid to Messrs. Grossett and Segraves, resulting in their 1997 total cash compensation being between the median and seventy-fifth percentile of total cash compensation for their comparative positions at the companies surveyed. In addition, Messrs. Grossett's, Katsafanas' and Segraves' 1998 base salaries were increased to approximate between the median and seventy-fifth percentile of base salaries for their positions at the comparator companies.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The 1997 base compensation of Mr. Alonzo, the Chairman, President and CEO, was governed by the terms of the employment agreement entered into between Mr. Alonzo and the Company in November 1994 in conjunction with the Company's initial public offering. See "Management Compensation -- Other Compensation Arrangements -- Employment Agreements." Mr. Alonzo's employment agreement provides that Mr. Alonzo's base salary will be reviewed annually and may be increased at the discretion of the Compensation Committee. Based on findings set forth in the Mercer study, Mr. Alonzo's base salary of $300,000 was below median for the companies surveyed. For 1998, the Compensation Committee has increased Mr. Alonzo's base salary from $300,000 to $350,000, based on the Company's 1997 financial performance and operating accomplishments and to increase Mr. Alonzo's base salary to a level more competitive with the median CEO salaries for the comparator companies set forth in Mercer's study. The Compensation Committee anticipates that any future increase in the CEO's base salary will be based on the Compensation Committee's assessment of the CEO's performance and its expectations as to his future contributions to the Company and salaries provided by comparator companies.

         In 1998, the Company also paid to Mr. Alonzo a cash bonus of $450,000 for 1997 services. In determining Mr. Alonzo's cash bonus, the Compensation Committee considered the Company's performance in 1997, as well as Mercer's study as discussed above, to determine the appropriate total cash remuneration level for Mr. Alonzo. As noted above, Mr. Alonzo's 1997 base salary was below the median for the companies surveyed, with the addition of Mr. Alonzo's cash bonus raising Mr. Alonzo's total cash compensation to more closely approximate the seventy-fifth percentile based on the comparator companies. Under the terms of his employment agreement, Mr. Alonzo will continue to be eligible for annual cash bonuses at the discretion of the Compensation Committee. The Compensation Committee anticipates that future cash bonuses paid to the CEO will be based primarily on the financial performance of the Company, as well as the individual performance of Mr. Alonzo in supporting the Company's financial performance and attainment of strategic Company objectives. As described under Note ___ of the Summary Compensation Table and Note 1 of "Stock Option Grants in Last Fiscal Year" table and the text related thereto, Mr. Alonzo elected to defer 100% of his 1997 cash bonus under the Executive Stock Option Plan and received, in lieu thereof, stock options to purchase a total of 37,176 shares of Common Stock.

POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

         The Company's executive compensation strategy is to be cost and tax effective. Therefore, the Company's policy is to avail itself of all proper deductions under the Internal Revenue Code, where practical, while maintaining the flexibility to approve compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility. Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its chief executive officer and its four other highest paid officers. Although the total compensation of the executive officers did not exceed this deduction limitation in 1997, certain factors involved in the Company's compensation program may impact on whether the deduction limitation is exceeded in the future. The 1994 Incentive Plan is intended to permit compensation associated with stock options and stock appreciation rights to be excluded from the deduction limitations, but certain payments under the 1994 Incentive Plan, including grants of restricted stock, may be included as compensation for purposes of calculating the deduction limitation, potentially impacting the deduction limitation. In addition, under current Internal

Revenue Service regulations, income attributable to options (and stock appreciation rights) granted under the Executive Stock Option Plan may not qualify for an exemption from the $1 million annual limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. To the extent the total non-exempt compensation paid (or deemed paid) by the Company to such an officer for a year exceeds $1 million, such excess is not deductible by the Company if the officer is employed by the Company as of the end of that year.

         As the Company moves forward in its efforts to create stockholder value in the years ahead, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is internally effective in support of the Company's strategy, competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company's financial objectives, and appropriately rewards the creation of value on behalf of the Company's stockholders.

         This report has been provided by the Compensation Committee of the Board of Directors:

             John R. Kennedy, Chairman
             Donald J. Donahue
             Thomas F. McWilliams

                               PERFORMANCE GRAPH

         Set forth below is a graph comparing the total stockholder return on the Company's Common Stock, the Standard & Poor's 500 Composite Index ("S&P"), the Russell 2000 Index, the Dow Jones Industrials Index, a group of the Company's current peers. The peer group consists of Brush Wellman, Inc., Mueller Industries, Inc., Olin Corporation, Wolverine Tube, Inc. and Maverick Tube, Inc., and originally was selected on a non-ferrous metals line of business basis, with the addition of Maverick Tube, Inc., a steel tube producer, in 1997 to correspond to the Leavitt acquisition in August 1996. The graph illustrates total stockholder return at each of December 31, 1994, 1995, 1996 and 1997, and at February 28, 1998, of $100 invested at November 4, 1994 (the date the Common Stock began trading), and assumes reinvestment of all dividends. The return of each Company in the peer group has been weighted according to its respective market capitalization.


                            11/4/94       12/31/94       12/31/95     12/31/96       12/31/97      2/28/98    PEER GROUP
                            -------       --------       --------     --------       --------      -------    ----------
CHASE INDUSTRIES              100          96.25         126.25       198.75         255.00        281.87    Brush Wellman, Inc.
PEER GROUP                    100          97.65         144.63       155.48         217.84        214.69    Maverick Tube, Inc.
S & P 500                     100          99.60         137.02       168.48         224.67        243.53    Mueler Industries, Inc.
RUSSELL 2000                  100          99.38         127.65       148.70         181.95        192.32    Olin Corporation
DOW JONES INDUSTRIALS         100         101.43         138.79       178.82         223.37        241.37    Wolverine Tube, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         To the Company's knowledge, set forth below is certain information, as of the Record Date, regarding ownership of Common Stock by (i) each person who beneficially owns 5% or more of the Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group. To the Company's knowledge, each person holds sole voting and investment power over the shares shown unless otherwise indicated.

                                                                              AMOUNT AND
                                                                              NATURE OF              PERCENTAGE
                                    NAME                                      OWNERSHIP               OF CLASS
                                    ----                                      ----------             -----------
 Citicorp Venture Capital Ltd.   . . . . . . . . . . . . . . . . . . . . .   4,859,964(2)               47.9%(3)
    399 Park Avenue
    New York, New York  10043
 Martin V. Alonzo  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     920,219(4)               14.8%
    c/o Chase Industries Inc.
    14212 County Road M-50
    Montpelier, Ohio  43543
 FMR Corp.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     465,700(5)                7.7%
    82 Devonshire Street
    Boston, Massachusetts  02109
 Goldman, Sachs & Co.  . . . . . . . . . . . . . . . . . . . . . . . . . .     303,100(6)                5.0%
    The Goldman Sachs Group L.P.
    85 Broad Street
    New York, New York  10004
 The Prudential Insurance Company of America . . . . . . . . . . . . . . .     366,900(7)                6.1%
    751 Broad Street
    Newark, New Jersey  07102-3777
 Thomas F. McWilliams  . . . . . . . . . . . . . . . . . . . . . . . . . .     152,421(8)                2.5%
 Duane R. Grossett   . . . . . . . . . . . . . . . . . . . . . . . . . . .      13,000(9)                  *
 Raymond E. Cartledge  . . . . . . . . . . . . . . . . . . . . . . . . . .       5,363(10)                 *
 Donald J. Donahue                                                               4,863(11)                 *
 John R. Kennedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,724(8)                  *
 Charles E. Corpening                                                            3,724(12)                 *
 William R. Toller   . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,363(13)                 *
 Parry Katsafanas  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,400(14)                 *
 Michael T. Segraves   . . . . . . . . . . . . . . . . . . . . . . . . . .       4,500(15)                 *
 All directors and executive officers as a group (10 persons)                1,112,577(16)              17.8%

-------------------------

         *       Less than one percent.

         (1) Based on 6,037,966 shares of Common Stock outstanding as of the Record Date.

         (2) Amount reported includes 4,100,079 shares of Nonvoting Common Stock held of record by Citicorp Venture Capital Ltd. Each share of Nonvoting Common Stock is convertible into one share of Common Stock at the option of the holder thereof. See "Quorum and Voting" above. Based on information set forth in
                 Schedule 13G dated February 13, 1998, filed with the SEC by Citicorp, Citibank, N.A. and Citicorp Venture Capital Ltd., Inc. (the "Citicorp Schedule 13G"). The Citicorp Schedule 13G reflects that Citibank Venture Capital Ltd., a wholly-owned subsidiary of Citibank, N.A., which is a wholly-owned subsidiary of Citicorp, owns, has sole voting power, and has sole dispositive power for 759,885 shares of common stock of the Company.

         (3) Gives effect to 4,100,079 shares of Nonvoting Common Stock held by CVC, which are not included for purposes of calculating the percentage ownership of any other stockholder. See note (2) above. Without giving effect to the outstanding Nonvoting Common Stock held by CVC such percentage would be 12.6%.

         (4) Excludes 25,000 shares of Common Stock held by Mr. Alonzo's wife, as to which Mr. Alonzo disclaims beneficial ownership. Includes 150,000 shares subject to stock options granted under the 1994 Incentive Plan and 37,176 shares subject to stock options granted under the Executive Stock Option Plan, all of which currently are exercisable.

         (5) Based on information set forth in Schedule 13G dated February 14, 1998 (the "Fidelity Schedule 13G"), filed with the SEC by FMR Corp., Edward C. Johnson 3D, and Abigail T. Johnson. The Fidelity Schedule 13G reflects that (i) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 465,700 shares of Common Stock as a result of acting as investment advisor to the Fidelity Low-Priced Stock Fund (the "LP Fund"), an investment company registered under Section 8 of the Investment Company Act of 1940, (ii) the LP Fund holds all 465,700 shares of the Common Stock reported, (iii) Edward C. Johnson 3D, FMR (through its control of Fidelity), and the LP Fund each has sole power to dispose of the 465,700 shares owned by the LP Fund, and (iv) sole voting power of the shares reported resides with the LP Fund's board of trustees. Fidelity carries out the voting of the shares under written guidelines established by the LP Fund's boards of trustees.

         (6) Based on information set forth on Schedule 13G dated February 14, 1998, filed with the SEC by the Goldman Sachs Group, LP, and Goldman, Sachs & Co. (the "Goldman Sachs Schedule 13G"). The Goldman Sachs Schedule 13G reflects that (i) Goldman, Sachs & Co. ("Goldman Sachs") and Goldman Sachs Group, L.P. ("GS Group"), as parent holding company of Goldman Sachs, are the beneficial owners of 303,100 shares of Common Stock for which they have shared dispositive power for 303,100 shares and shared voting power for 177,600 shares. The GS Group and Goldman Sachs each disclaims beneficial ownership of Common Stock beneficially owned by (x) managed accounts and (y) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is a general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

         (7) Based on information set forth in Schedule 13G dated February 10, 1998 (the "Prudential Schedule 13G"), filed with the SEC by The Prudential Insurance Company of America ("Prudential"). The Prudential Schedule 13G reflects that Prudential may have direct or indirect voting and/or investment discretion over 366,900 shares of Common Stock which are held for the benefit of Prudential's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Of these 366,900 shares, Prudential has sole voting power and sole dispositive power for 99,800 shares and shared voting power and shared dispositive power for 267,100 shares.

         (8) Includes 724 shares subject to stock options granted under the Non-Employee Director Stock Option Plan and 3,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

         (9) Includes 10,000 shares subject to stock options granted under the 1994 Incentive Plan that currently are exercisable.

         (10) Includes 363 shares subject to stock options granted under the Non-Employee Director Stock Option Plan that currently are exercisable and 3,000 shares subject to stock options granted under the 1994 Incentive Plan that are exercisable within 60 days of the Record Date.

         (11) Includes 363 shares subject to stock options granted under the Non-Employee Director Stock Option Plan and 3,000 shares subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

         (12) Consists of 724 shares subject to stock options granted under the Non-Employee Director Stock Option Plan that currently are exercisable and 3,000 shares subject to stock options granted under the 1994 Incentive Plan that are exercisable within 60 days of the Record Date.

         (13) Consists of 363 shares subject to stock options granted under the Non-Employee Director Stock Option Plan and 1,000 share subject to stock options granted under the 1994 Incentive Plan, all of which currently are exercisable.

         (14) Consists solely of stock options granted under the 1994 Incentive Plan that currently are exercisable.

         (15) Includes 4,000 shares subject to stock options granted under the 1994 Incentive Plan that currently are exercisable.

         (16) Includes 219,113 shares subject to stock options that currently are exercisable or that are exercisable within 60 days of the Record Date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company and each of CVC and Mr. Alonzo are parties to a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which each of CVC and Mr. Alonzo are entitled to require the Company to file a registration statement under the Securities Act of 1933 ("Securities Act") covering the sale of some or all of the shares of Common Stock held by CVC and Mr. Alonzo, subject to certain conditions. Pursuant to the Registration Rights Agreement, the Company may be required to file on behalf of each of CVC and Mr. Alonzo an unlimited number of registration statements on Form S-2 or Form S-3 under the Securities Act, when available. At any time that the Company is not eligible to use a Form S-2 or Form S-3 registration statement, CVC and Mr. Alonzo also may require the Company to file a registration statement on their behalf on an appropriate registration form, provided that the Company will not be required to effect more than two such registrations on behalf of CVC or one such registration on behalf of Mr. Alonzo during the term of the Registration Rights Agreement. All such demand registrations require that the registration statement relate to a minimum of, in the case of CVC, 5% of the outstanding Common Stock or, in the case of Mr. Alonzo, 2% of the outstanding Common Stock. In addition, in the event the Company proposes to register any of its shares of Common Stock under the Securities Act, other than in this offering, CVC and Mr. Alonzo will be entitled to require the Company to include all or a portion of their shares in such registration, subject to certain conditions. Each demand registration pursuant to the Registration Rights Agreement must be at least 180 days apart.

         Generally, all fees, costs and expenses of any registration under the Registration Rights Agreement will be borne by the Company, provided that CVC and Mr. Alonzo will be required to bear their respective pro rata share of underwriting discounts and commissions. CVC and Mr. Alonzo may assign their respective rights under the Registration Rights Agreement to persons to whom they transfer or otherwise assign shares of the Common Stock that they hold, provided that the shares transferred or assigned to that person represent five percent or more of the outstanding Common Stock on a fully-diluted basis at the time of transfer.

           SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

         Based solely on a review of the copies of Forms 3, 4, and 5 required to be filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and written representations from the Company's executive officers and directors, the Company believes that all persons who were subject to Section 16(a) of the Exchange Act during 1997 complied with the filing requirements thereof, except that a Form 4 reporting one purchase of 500 shares of Company Common Stock by Mike Segraves in November 1997 was filed on December 22, 1997, instead of on or before December 10, 1997, as required by the Exchange Act.

                                  PROPOSAL 2.
                   AMENDMENT TO CERTIFICATE OF INCORPORATION


GENERAL

         The Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), currently authorizes the issuance of up to 31 million shares of capital stock, including 1 million shares of preferred stock, par value $.01 per share ("Preferred Stock"), 25 million shares of Common Stock, and 5 million shares of Nonvoting Common Stock (together with the Common Stock, the "Authorized Common Stock"). As of March 31, 1998, there were no shares of Preferred Stock outstanding and the Authorized Common Stock was outstanding or reserved as follows:

                                                                                              Nonvoting
                                                                  Common Stock               Common Stock
                                                                  ------------               ------------
Issued and outstanding  . . . . . . . . . . . . . . . . .           6,037,966                 4,100,079

Reserved for issuance under stock option plans:
         Covered by currently outstanding awards  . . . .           1,070,342

         Available for future awards  . . . . . . . . . .             752,413                       N/A

Reserved for issuance upon conversion of outstanding
Nonvoting Common Stock  . . . . . . . . . . . . . . . . .           4,100,079                       N/A
                                                                   ----------                 ---------


TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .          11,960,800                 4,100,079
                                                                   ==========                 =========


         This leaves approximately 13,039,200 shares of Voting Common Stock and 899,921 shares of Nonvoting Common Stock currently available for other purposes.

PROPOSED AMENDMENT

         The Board of Directors is proposing an amendment to the Restated Certificate to increase the number of authorized shares of Voting Common Stock from 25 million to 36.31 million and Nonvoting Common Stock from 5 million to
12.3 million (the "Amendment").  If the stockholders approve this Proposal 2,
Section 4.1 of the Restated Certificate will be amended to read in its entirety as follows:

                            "4.1  Authorized Shares

                 The total number of shares of all classes of stock that the Corporation shall have authority to issue is forty-nine million six hundred ten thousand (49,610,000) shares of capital stock, classified as follows:

                          (i) One million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock");

                          (ii) Thirty-six million three hundred ten thousand (36,310,000) shares of common stock, par value $.01 per share ("Common Stock"); and

                          (iii) Twelve million three hundred thousand (12,300,000) shares of nonvoting common stock, par value $.01 per share ("Nonvoting Common Stock").

                 The Common Stock and Nonvoting Common Stock hereinafter are referred to collectively as the "Authorized Common Stock."

                 The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Authorized Common Stock are set forth in Sections 4.2 and 4.3, respectively, of this Article FOURTH. Certain general provisions are set forth in Section 4.4 of this Article FOURTH."

PROPOSED STOCK SPLIT

         The Board of Directors has declared a three-for-two split of the Authorized Common Stock of the Company, subject to approval by the stockholders of the proposed Amendment to the Restated Certificate as set forth in this Proposal 2. The Board of Directors declared the proposed stock split to, among other things, increase the number of shares of Common Stock outstanding, reduce the trading price of the Common Stock to a level that makes it more affordable to a broader range of investors and increase the trading volume of the Common Stock. Because the Company currently does not have sufficient authorized but unissued shares of Nonvoting Common Stock to affect the proposed three-for-two stock split, the proposed stock split will not occur unless this Proposal 2 is approved. If this Proposal 2 is approved at the Annual Meeting, the record date for determining the shares of common stock subject to the proposed stock split will be June 6, 1998, and the certificates evidencing additional shares issuable as a result of the stock split will be distributed on or about June 26, 1998. In the event the number of shares of Common Stock issuable to a stockholder as a result of the proposed stock split includes a fraction of a share, such stockholder shall receive, in lieu of such fractional share, an amount of cash, without interest thereon, determined by multiplying (i) the closing sale price per share of the Common Stock as reported on the New York Stock Exchange on June 6, 1998 by (ii) thirty- three and one-third percent
(33 1/3%). If this Proposal 2 is approved by the stockholders, the Amendment will include language to effect the proposed stock split and cash payment for fractional shares as described above.

         None of the share-related data in this proxy statement is adjusted to take into account the proposed stock split.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

         If this Proposal 2 is approved, approximately 8,030,439 additional shares of authorized but unissued shares (5,980,400 Common Stock and 2,050,039 Nonvoting Common Stock) will be used to effect the proposed stock split (depending on the number of shares outstanding on the record date for the proposed stock split). Remaining authorized but unissued and unreserved shares will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with future stock splits or dividends and issuances to raise capital or effect acquisitions). There currently are no arrangements, agreements or understandings for the issuance or use of the additional shares of Authorized Common Stock (other than the proposed stock split or issuances permitted or required under the Company's stock option plans). The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by law or the rules of the New York Stock Exchange.

         Stockholders do not have preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and, therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power (as applicable), and other interests of the existing stockholders.

         Proposal 2 could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential costs of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby eliminating the opportunity for the Company's stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this Proposal 2 is not presented with the intent that it be utilized as a type of anti-takeover device.

         The Board of Directors reserves the right, pursuant to and in compliance with the applicable provisions of the Delaware General Corporation Law, to cancel (i) the proposed stock split or (ii) both the proposed stock split and the proposed Amendment, in each case at any time prior to such time as the Amendment is filed with the Office of the Secretary of State of Delaware and becomes effective.

VOTE REQUIRED AND RECOMMENDATION FOR APPROVAL

         The Board of Directors has unanimously approved the proposed Amendment. Citicorp Venture Capital Ltd., as the holder of all of the outstanding shares of Nonvoting Common Stock, also has approved the proposed Amendment. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock are necessary for approval of this Proposal 2.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 3
           AMENDMENT TO 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

GENERAL

         The stockholders of the Company approved the Company's 1997 Non-Employee Director Stock Option Plan (previously defined herein as the "Director Stock Option Plan") in May, 1997. The Director Stock Option Plan provides for the granting of stock options to Non-Employee Directors of the Company upon their election to the Board of Directors of the Company (the "Board") and, at the election of each Non-Employee Director, in lieu of all or a portion of such Non- Employee Director's annual retainer. The Board believes that the Director Stock Option Plan strengthens the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company and encourage directors to acquire additional proprietary interest in the Company, resulting in an increased incentive for such persons to remain with the Company and strive to maximize the success of the Company.

AMENDMENTS

         In April 1998, the Compensation Committee approved an amendment to the Director Stock Option Plan, subject to stockholder approval. This amendment would permit each Non-Employee Director to elect to defer, in addition to the annual cash retainer as currently permitted, cash payments payable by the Company to such Non-Employee Director as compensation for attending meetings of the Board and committees thereof and receive, in lieu thereof, stock options (the "Director Stock Option Plan Amendment"). Currently, each Non-Employee Director is paid $1,000 as compensation for attending each Board meeting and $500 for attending each meeting of a committee of the Board. See "Management Compensation -- Board Compensation."

         The Board believes the it is in the best interest of the stockholders to approve the Director Stock Option Plan Amendment to expand the Company's ability to utilize equity compensation to attract and retain qualified personnel as Non-Employee Directors of the Company.

DESCRIPTION OF DIRECTOR STOCK OPTION PLAN

         The following is a summary of the principal features of the Director Stock Option Plan, together with the applicable tax implications. The summary, however, does not purport to be a complete description of all provisions of the Director Stock Option Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's executive offices in Montpelier, Ohio.

         Types of Awards. The types of awards that may be granted under the Director Stock Option Plan are (i) Non- qualified Stock Options and (ii) upon the occurrence of a change in control, stock appreciation rights ("SARs").

         Administration of Plan. The Director Stock Option Plan is administered by the Board or by a committee consisting of two or more Non-Employee Directors appointed by the Board (the"Director Plan Committee") subject to the terms of the Director Stock Option Plan. The Director Plan Committee has discretion and flexibility to interpret and take action with respect to the Director Stock Option Plan in the manner that it determines, from time to time, is in the best interest of the Company for the proper administration of the Director Stock Option Plan consistent with the express terms thereof.

         Shares of Common Stock Subject to The Director Stock Option Plan. The Director Stock Option Plan provides for the issuance of a maximum of 100,000 shares of Common Stock, subject to adjustment as described in "Adjustment Provisions" below. If any stock options granted under the Director Stock Option Plan are forfeited or surrendered before exercise or lapse without exercise, in whole or in part, the shares reserved therefor revert to the status of available shares under the Director Stock Option Plan.

         Eligibility. Under the Director Stock Option Plan, grants of stock options and (upon a change in control) stock appreciation rights ("SAR's") will be made only to Non-Employee Directors.

         Automatic Awards of Stock Options. Each Non-Employee Director is granted, on the date such a person is elected or appointed as a director, stock options to purchase 5,000 shares of Common Stock at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange (the "Average Fair Market Value") during the five trading days immediately preceding the date of grant. All stock options automatically granted to Non-Employee Directors vest in equal proportions on each of the five anniversaries of the date of grant, provided the person has been a director of the Company continuously through that date. Non-Employee Directors reelected to successive terms do not receive additional grants of stock options upon any such reelection.

         Stock Options Granted Upon Deferral of Annual Retainer. On or before January 1 of each calendar year, each Non-Employee Director is permitted to elect to defer all or a portion (in 25% increments) of such director's annual retainer (currently $15,000) for the upcoming calendar year and receive, in lieu thereof, stock options equal to the value of the deferred retainer. Stock options granted in lieu of a director's deferred retainer are granted as of the last day of each calendar quarter (the date of which quarterly payments of the annual retainer are paid in arrears) in the year to which the election relates. The number of stock options granted each quarter will be determined by dividing 25% of the annual retainer amount deferred by 50% of the Average Fair Market Value (as defined above) for the last five trading of that calendar quarter, and also will have an exercise price equal to 50% of the Average Fair Market Value. Each stock option granted to Non-Employee Directors in lieu of their annual retainer will vest fully immediately upon grant.

         For example, if a Non-Employee Director defers the full annual retainer amount of $15,000, assuming a constant Average Fair Market Value of $20 for each quarter, that director would receive a grant of stock options to purchase 375 shares of common stock ($3,750 divided by $10.00) as of the last day of each calendar quarter, with an exercise price of $10 per share. If a director exercises those stock options immediately upon grant (i.e., at the end of each quarter) and sold the underlying stock, that director would receive cash, net of the exercise price, at the end of each quarter in an amount equal to $3,750, or 25% of the $15,000 deferred annual retainer.

         Exercise of Stock Options and Payment For Stock. Upon the exercise of a stock option, the holder must pay the purchase price in full either in cash, a cash equivalent acceptable to the Company, or a combination of cash and equivalent acceptable to the Company. The purchase price may be paid, with the approval of the Company, by signing and delivering to the Company shares of Common Stock having a value equal to the exercise price or a combination of cash and such shares equal in value to the exercise price. In addition, at the request of the holder and to the extent permitted by applicable law, the Company may approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the holder, will pay the exercise price of the stock options being exercised to the Company and the Company will promptly deliver to such firm the shares for which such stock options are exercised.

         Terms and Conditions of Stock Appreciation Rights. An SAR may be granted only upon the occurrence of a change in control and only in tandem with a stock option. An SAR is a right to receive an amount in cash equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the related stock option.

         An SAR will require the holder, upon exercise, to surrender the related stock option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised. The surrendered stock option will then cease to be exercisable. An SAR will be exercisable or transferable only to the extent that the related stock option is exercisable or transferrable, and will be forfeited or canceled upon any forfeiture or cancellation of the corresponding stock option prior to exercise or upon the exercise of the corresponding stock option.

         Alternative Vesting and Exercisability. Under the Director Stock Option Plan, if a Non-Employee Director ceases to serve as a director for any reason other than death or disability, then all stock options granted to such director that are not then exercisable shall become null and void as of the date of ceasing to serve as a director. The portion, if any, of such options that are exercisable as of the date of ceasing to serve as director are exercisable for a period of the lessor of the remaining term of the stock option or 180 days after the date of ceasing to serve as a director; provided, that, if a Non-Employee Director resigns from the Board on or after the date of the fifth annual meeting of stockholders after such director's election or appointment to the Board of Directors (including as a result of declining to accept a nomination or otherwise stand for re-election), such stock options remain exercisable for the lessor of the remaining term of such stock options or three years after ceasing to serve as a director.

         When a Non-Employee Director ceases to serve as a director as a result of death or disability, then all stock options granted to such Non-Employee Director that are not then exercisable become exercisable as of the date of ceasing to serve as a director. All such stock options which have become exercisable as of the date of ceasing to serve as a director as a result of death or disability (either as a result of the acceleration of exercisability as described above or otherwise) remain exercisable for the lesser of the remaining term of such stock options or three years after ceasing to serve as a director.

         If a Non-Employee Director is removed from the Board of Directors for cause, then any and all stock options granted to such director as automatic awards upon election to the Board of Directors that have not been exercised become null and void as of the date of such removal.

         Adjustment Provisions. The Director Stock Option Plan contains provisions that automatically adjust the maximum number and/or type of securities available for issuance under the Director Stock Option Plan and the terms of outstanding stock options and SARs upon a subdivision, consolidation or reclassification of outstanding Common Stock or when the Company undergoes certain restructurings.

         Change in Control Provisions. The Director Stock Option Plan provides that, upon a "change in control" of the Company, (1) all outstanding stock options become immediately and fully vested and exercisable in full and (2) each holder of a stock option is granted a corresponding stock appreciation right. "Change in control" is defined in the Director Stock Option Plan as any of four situations: (1) a person other than (a) the Company, certain companies affiliated with the Company, benefit plans of the Company or of certain companies affiliated with the Company or of a company with the same ownership as the Company, (b) Citicorp Venture Capital Ltd. ("CVC") or (c) certain affiliates of CVC, acquires 50% or more of the voting power of the Company's outstanding voting securities; (2) a person described in clause (1) announces a tender offer for 50% or more of the Company's outstanding voting securities and the Board approves or does not oppose the tender offer, provided an event described in clause (1), (3) or (4) occurs within one year of such tender offer; (3) the Company merges or consolidates with another corporation or partnership, or the Company's stockholders approve such a merger or consolidation, other than mergers or consolidations in which the Company's voting securities are converted into securities having the majority of voting power in the surviving company; or (4) the Company liquidates or sells all or substantially all its assets, or the Company's stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as the Company.

         In addition, if a change in control occurs in connection with a merger or consolidation of the Company pursuant to which the Company is not the surviving corporation or a sale of all or substantially all of the Company's assets, then the holders of stock options and SARs are entitled to receive (upon payment of the exercise price, if applicable) the same consideration to which they would have been entitled had they exercised their stock options or SARs immediately prior to such transaction.

         If a restructuring of the Company occurs that does not constitute a change in control of the Company, (1) if the restructuring involves a transaction in which the Company is not the surviving entity, the surviving entity shall assume all outstanding stock options and corresponding SARs (if any); or (2) the Company may redeem in whole or in part any one or more of the outstanding stock options and corresponding SARs (whether or not then exercisable) in consideration of a cash payment in an amount of the excess of market value over exercise price immediately prior to the restructuring. A restructuring generally is any merger of the Company or the direct or indirect transfer of all or substantially all of the Company's assets (whether by sale, merger, consolidation, liquidation or otherwise) in one transaction or a series of transactions.

         Transferability. Stock options granted under the Director Stock Option Plan are not transferable other than by will or pursuant to the laws of descent and distribution or, upon approval by the Director Plan Committee, to certain family members and trusts or partnerships created for the benefit of family members. SARs granted in connection with stock options upon the occurrence of a change in control are not transferable other than in connection with the transfer of the stock options to which such SARs relate, and the transfer of stock options also will effect the transfer of corresponding SARs (if any).

         Amendment and Termination of the Director Stock Option Plan. No stock option may be granted under the Director Stock Option Plan after the tenth anniversary of stockholder adoption of the Director Stock Option Plan. The Board or the Compensation Committee of the Board may, insofar as permitted by law, with respect to any shares which, at the time, are not subject to outstanding stock options or SARs, suspend or discontinue the Director Stock Option Plan.

         The Director Plan Committee may amend or modify the Director Stock Option Plan at any time for any purpose. However, no such amendment may adversely affect the rights of any existing option holder or any participant who has an election in effect to defer all or a portion of his or her annual retainer without such person's consent. In addition, the Director Stock Option Plan may not be amended without stockholder approval to increase materially the aggregate number of shares of Common Stock that may be issued, to modify the formulas pursuant to which awards are granted, or to modify the eligibility criteria for participation under the Director Stock Option Plan.

         Federal Income Tax Consequences. A participant receiving stock options or SARs does not recognize taxable income at the time the stock option or SAR is granted. At the time the stock option or SAR is exercised, the participant recognizes ordinary taxable income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. The Company is entitled to a concurrent deduction equal to the ordinary income recognized by the participant.

         Special rules may apply in situations where Section 16(b) of the Securities Exchange Act of 1934 prevents shares acquired upon exercise of a stock option from being resold immediately. The amount and timing of the recognition of income by a Non-Employee Director (and the concurrent deduction by the Company) on the exercise of a stock option or SAR generally will be based on the fair market value of the shares received when the restrictions arising under Section 16(b) lapse, unless the Non-Employee Director elects otherwise by making a Section 83(b) election.

PRIOR GRANTS

         Because the Non-Employee Director Stock Option Plan was approved at the 1997 annual stockholders meeting, Non- Employee Directors were permitted to elect to receive stock options in lieu of the remaining balance of their 1997 annual cash retainer. Each of Messrs Corpening, Kennedy and McWilliams elected to defer 100% of their annual cash retainer for 1997, and each of Messrs. Cartledge, Donahue and Toller elected to defer 50% of their annual cash retainer for 1997. As a result of the annual retainer deferrals for 1997, the Non-Employee Directors were granted the following stock options under the Director Stock Option Plan:

                           SERIES ONE OPTIONS           SERIES TWO OPTIONS               SERIES THREE OPTIONS
                             (06/30/97)(1)                 (09/30/97)(2)                    (12/31/97)(3)
                           ------------------           ------------------                -------------------
Raymond Cartledge                  85                           127                              151
Charles Corpening                 169                           254                              301
Donald Donahue                     85                           127                              151
John R. Kennedy                   169                           254                              301
Thomas F. McWilliams              169                           254                              301
William R. Toller                  85                           127                              151

-------------------------

(1)      Each option has an exercise price of $11.725.
(2)      Each option has an exercise price of $14.794.
(3)      Each option has an exercise price of $12.463.

         The closing market value of Common Stock as of April 10, 1998, was $30.375 per share, as reported on the New York Stock Exchange.

Vote Required and Recommendation for Approval

         To be approved by the stockholders, the Director Stock Option Plan Amendment must receive the approval of stockholders holding at least a majority of the outstanding shares of Common Stock present at the Annual Meeting and entitled to vote on the Director Stock Option Plan Amendment. The enclosed form of proxy provides a means for stockholders to vote for the Director Stock Option Plan Amendment, to vote against the Director Stock Option Plan Amendment, or to abstain from voting with respect to the Director Stock Option Plan Amendment. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein. Because abstentions are counted as present and entitle to vote on the Director Stock Option Plan Amendment, they will have the effect of votes against Proposal 3. If a stockholder executes and returns a proxy but does not specify otherwise, the shares represented by such stockholder's proxy will be voted FOR the Director Stock Option Plan Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE DIRECTOR STOCK OPTION PLAN AMENDMENT.

                                  PROPOSAL 4.
                            RATIFICATION OF AUDITORS

         The Board of Directors has selected Coopers & Lybrand L.L.P. as the auditors of the Company for the current fiscal year. Coopers & Lybrand L.L.P. has audited the Company's financial statements since it was formed in 1990. The Company expects that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS FOR 1998.

                                 OTHER BUSINESS

         Management knows of no other matters that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, the Proxy holders will vote in accordance with their best judgment.

                     STOCKHOLDER PROPOSALS FOR NEXT MEETING

         To qualify for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders, a proposal intended by a stockholder for presentation at that meeting must be received by the Company at its principal executive offices on or before December 25, 1998.

                                    GENERAL

         Solicitation of Proxies may be made by mail, personal interview, telephone, or telegraph by officers, directors, and regular employees of the Company. The Company also has retained Chase Mellon Shareholder Services, who also serves as the Company's transfer agent for the Common Stock, to solicit stockholders in connection with the matters to be presented at the Annual meeting for a fee of $5,500, plus reimbursement of certain expenses. The Company also may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

         The Company's Annual Report to Stockholders for the year ended December 31, 1997, is being sent to stockholders with this Proxy Statement and does not form any part of the material for the solicitation of proxies.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO MICHAEL T. SEGRAVES, SECRETARY, AT THE OFFICES OF THE COMPANY, 14212 COUNTY ROAD M-50, MONTPELIER, OHIO 43543.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.



                                             By Order of the Board of Directors



                                             MICHAEL T. SEGRAVES
                                             Secretary

Montpelier, Ohio
April 24, 1998

                                                               Please mark
                                                               your votes as
                                                               indicated in
                                                               this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A
VOTE "FOR" PROPOSALS 1 THROUGH 4.


PROPOSAL 1 - THE ELECTION OF DIRECTORS:       FOR all nominees      WITHHOLD
                                              listed (except as     AUTHORITY
                                                marked to the    to vote for all
                                                  contrary)      nominees listed

          Martin V. Alonzo
          Raymond E. Cartledge
          Charles E. Corpening
          Donald J. Donahue                          [  ]             [  ]
          John R. Kennedy
          Thomas F. McWilliams
          William R. Toller


Instructions: To withhold authority to vote for any individual nominee, write that nominee's name here:

-----------------------------------------------------------------------------


                                                  FOR    AGAINST    ABSTAIN

PROPOSAL 2 - AMENDMENT OF THE RESTATED            [ ]      [ ]        [ ]
             CERTIFICATE OF INCORPORATION.

PROPOSAL 3 - AMENDMENT TO THE 1997                [ ]      [ ]        [ ]
             NON-EMPLOYEE DIRECTOR STOCK
             OPTION PLAN.

PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT      [ ]      [ ]        [ ]
             OF COOPERS & LYBRAND LLP, AS
             THE INDEPENDENT AUDITORS OF THE
             COMPANY.


In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other matters or proposals and hereon at due time of solicitation of this proxy which may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said attorneys, proxies, the substitutes or any of them may lawfully do by virtue hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. THANK YOU.

Signature(s)                                             Date
            ---------------------------------------------     ------------------
NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.


                          o   FOLD AND DETACH HERE   o

PROXY                        CHASE INDUSTRIES INC.                        PROXY


              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoint(s) Martin V. Alonzo and Thomas F. McWilliams, or any of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Chase Industries Inc. (the "Company") to be held at the offices of Fulbright & Jaworski L.L.P., 666 5th Avenue, 31st Floor, Room GH, New York, New York, on Tuesday, May 26, 1998, at 12:00 noon, EDT, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

                       (to be signed on the other side)